Exhibit 10.1
                                                             ------------
                                           December 16, 2009
W. Richard Roth
C/o  SJW Corp.
110 W. Taylor Street
San Jose, CA 95110

Dear Rich:

It gives me great pleasure to inform you that the Executive Compensation Committee of the SJW Corp. Board of Directors has approved an amendment to your amended and restated employment agreement with SJW Corp. entered into in December 2008 (the "Restated Employment Agreement") that will increase your annual rate of base salary, effective January 1, 2010. The purpose of this letter agreement is to evidence that amendment and set forth the annual rate of base salary that will be in effect for you for each of the next five calendar years.

     1. Section 4(a) of your Restated Employment Agreement is hereby amended as follows:


         "(a) Your annual base salary for each of the 2010, 2011 and 2012 calendar years will be at a rate of $625,000 per year. Your annual base salary for the 2013 calendar year shall be increased by 4% to the dollar amount of $650,000, and your annual base salary for the 2014 calendar year shall be increased by an additional 4% to the dollar amount of $676,000. Such rates of annual base salary shall remain in force and effect for so long as you continue your employment pursuant to this agreement. Your annual base salary shall be paid according to the Company's standard payroll practices for salaried employees and will be reviewed periodically as set forth below. Your annual rate of base salary as in effect from time to time during the term of this agreement will be referred to as "Base Salary."

     2. Except as modified by the foregoing amendment, all the terms and provisions of your existing Restated Employment Agreement shall continue in full force and effect.

Please contact me should you have any questions concerning the foregoing amendment. A duplicate original of this amendment agreement is enclosed. Please sign both copies and return one signed copy to me and retain the second copy for your records.

Sincerely,

SJW Corp.

By: /s/ J. Philip DiNapoli
    --------------------------------
Title: Chair, Executive Compensation Committee of the SJW Corp. Board of
       Directors

I HAVE READ THIS AMENDMENT AGREEMENT AND UNDERSTAND AND ACCEPT ITS TERMS. I SIGN THIS AMENDMENT AGREEMENT VOLUNTARILY AND FREELY:

/s/ W. Richard Roth                           Date:   December 16, 2009
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          W.  Richard Roth